Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE

CERTIFICATE OF INCORPORATION

OF

CYBRA CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, the President and Chief Executive Officer of CYBRA Corporation, hereby certifies:

FIRST:                      The name of the corporation is CYBRA Corporation (hereinafter called the “Corporation”).  The Corporation was formed under the name SYBRA Corporation.

SECOND:                 The Corporation’s Certificate of Incorporation was filed by the Department of State of the State of New York on July 27, 1987.

THIRD:                     The Certificate of Incorporation of the Corporation is hereby amended:

(1)	To amend Article 4 to:

(a)	To cancel all provisions referring to Class A Preferred Shares and Class B Preferred Shares (there being no shares of Class A Preferred Shares or Class B Preferred Shares issued and outstanding),

(b)	To authorize the issuance of up to 10,000,000 shares of Preferred Stock, par value $.001 per share, and

(c)	To authorize the Board of Directors to fix the relative rights, preferences and limitations of each class or series of Preferred Stock, and

(2)
To delete, in its entirety, Article 5 of the Certificate of Incorporation, relating to the manner in which the Board of Directors of the Corporation is to be elected and the authority of the Corporation to take certain actions and to renumber all subsequent Articles accordingly.

FOURTH:                      The Certificate of Incorporation now in effect is hereby amended by amending Article 4 to read as follows:

Article 4.  The aggregate number of shares that the Corporation is authorized to have issued and outstanding is 100,000,000 Shares of Common Stock, par value $.001 per share, and 10,000,000 Shares of Preferred Stock, par value $.001 per share.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, relative rights, preferences and limitations as are stated and expressed in this Article and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article, to establish and designate one or more series of Preferred Stock and to fix the variations in the relative rights, preferences and limitations of each series, including without limitation:

(1) The number of shares to constitute such series and the distinctive designations thereof;

(2) The dividend rate, if any, to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date or dates from which dividends (if cumulative) shall accumulate and the dates on which dividends (if declared) shall be payable;

(3) Whether or not the shares of such series shall be redeemable and, if so, the terms, limitations and restrictions with respect to such redemption, including without limitation the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

(4) The amount, if any, in addition to any accrued dividends thereon that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary;

(5) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, limitations and restrictions with respect thereto, including without limitation whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(6) Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, of adjusting the same;

(7) The voting powers, if any, of such series; and

(8) Any other relative rights, preferences and limitations thereof as shall not be inconsistent with this Article.

FIFTH:                      The Certificate of Incorporation now in effect is hereby amended by deleting Article Fifth in its entirety, and renumbering all subsequent Articles accordingly.

SIXTH:                     Said Amendments were authorized by the Board of Directors of the Corporation and by the vote of the holders of a majority of all outstanding shares of capital stock of the Corporation entitled to vote thereon at a meeting of the shareholders of the Corporation.

________________________________
Harold L. Brand
President and Chief Executive Officer

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